UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


1. Name and Address of Reporting Person
   PIETRANGELO, MICHAEL A.
   7108 FAIRWAY DRIVE, STE. 200
   PALM BCH GARDENS, FL 33418-3757
2. Date of Event Requiring Statement (Month/Day/Year)
   04/16/2001
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Issuer Name and Ticker or Trading Symbol
   GLOBAL TECHNOVATIONS, INC. (GTN)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Beneficially Owned
+------------------------------------------+----------------------+----------------+---------------------------------------------+
|1. Title of Security                      |2. Amount of          |3. Ownership    |4. Nature of Indirect Beneficial Ownership   |
|                                          |   Securities         |   Form:        |                                             |
|                                          |   Beneficially Owned |   Direct(D) or |                                             |
|                                          |                      |   Indirect(I)  |                                             |
+------------------------------------------+----------------------+----------------+---------------------------------------------+
Common Stock                                11500                  D

TABLE II -- Derivative Securities Beneficially Owned
+-----------------------+---------------------+---------------------------------+----------+-------------+-----------------------+
|1.Title of Derivative  |2.Date Exercisable   |3.Title and Amount of Securities |4.Conver- |5.Ownership  |6. Nature of Indirect  |
|  Security             |  and Expiration Date|  Underlying Derivative          | sion or  | Form of     |   Beneficial Ownership|
|                       |  (Month/Day/Year)   |  Security                       | Exercise | Derivative  |                       |
|                       +----------+----------+-----------------------+---------+ Price of | Security:   |                       |
|                       | Date     | Expira-  |                       |Amount or| Deri-    | Direct(D) or|                       |
|                       | Exer-    | tion     |         Title         |Number of| vative   | Indirect(I) |                       |
|                       | cisable  | Date     |                       |Shares   | Security |             |                       |
+-----------------------+----------+----------+-----------------------+---------+----------+-------------+-----------------------+

Non-Qualified Stock
Options (1)             4/16/01      4/15/11    Common Stock            30,000  $0.64           D


---------------------------------------------------------------------------------------------------------------------------------
(1) Commencing from the date of grant,  these options shall vest in six equal increments of 5,000 options every six months, provided that the director is still serving as a director on each applicable vesting date.

           /s/ Michael A. Pietrangelo       4/18/2001

           Signature of Reporting Person


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. **
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
If space provided is insufficient,
See Instruction 6 for procedure.
